SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                      PURSUANT TO SECTION 1 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  July 2, 2001
                Date of Report (date of earliest event reported)

                              VISIONICS CORPORATION
               (Exact name of Registrant as Specified in Charter)

           Delaware                   0-18856                 41-1545069
(State or Other Jurisdiction    (Commission File No.)    (IRS Employer ID No.)
     of Incorporation)

         5600 Rowland Road, Suite 205, Minnetonka, Minnesota 55343-4315
                    (Address of principal executive offices)

                                 (952) 932-0888
              (Registrant's telephone number, including area code)


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ITEM 5. Other Events

     On June 29, 2001, Visionics Corporation (the "Company") closed on a private placement offering of common stock and warrants. A total of 1,302,862 shares were sold to accredited investors at a price of $4.50 each with total net proceeds to the Company of approximately $5.5 million. In addition, the Company issued warrants for 325,715 shares at an exercise price of $5.66 per share and 325,715 warrants at $6.79 per share to the purchasers for no additional consideration. These warrants are callable when the Company's stock price exceeds 150 percent of the warrant price for twenty consecutive trading days. The Company issued additional warrants to purchase up to 26,057 shares of common stock at an exercise price of $4.50 per share to an investment-banking firm as partial compensation for services rendered in the private placement.

ITEM 7. Financial Statements, Pro Forma Financial Information And Exhibits

(c)      Exhibits


Exhibits
(Referenced to
Item 601 of
Regulation S-K)   Description of Exhibit
---------------   ----------------------

4.1 Registration Rights Agreement dated June 27, 2001 by and among Visionics Corporation and the Investors named therein.

4.2 Warrant dated June 29, 2001 between the Company and Special Situations Fund III, L.P. for the purchase of 125,000 shares of the Company's common stock at an exercise price of $5.66 per share, and schedule of substantially identical documents executed by the Company and not filed pursuant to Instruction 2 to Item 601 of Regulation S-K.

10.1 Purchase Agreement dated June 27, 2001 among the Company and the Investors named therein.

99.1              Press Release issued by the Company on July 2, 2001.


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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            VISIONICS CORPORATION

Dated:  July 2, 2001                    By: /s/ Robert F. Gallagher
                                            ------------------------------------
                                            Robert F. Gallagher
                                            Chief Financial Officer